EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent to the incorporation by reference in this Report on the Form 1-A registration of SPRiZZi-Bev-Co, Inc. for the initial period ended April 15, 2018 of our report dated June 22, 2018 included in its Registration Statement on Form 1-A relating to the financial statements for the initial period ended April 15, 2018, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

June 22, 2018